EXHIBIT 10.32

FORM OF AMENDMENT TO AGREEMENT RELATING TO
NONCOMPETITION AND OTHER COVENANTS

          Reference is made to the Agreement Relating to Noncompetition and Other Covenants, dated as of May 7, 1999, by and between GS Inc. and the Executive (the “Noncompetition Agreement”), which Agreement is hereby amended and supplemented as follows.

     I.      Defined Terms. Capitalized terms, unless otherwise defined in this Amendment, shall have the same meanings as in the Noncompetition Agreement.

     II.      Changes to the Text of the Noncompetition Agreement. The text of the Noncompetition Agreement is modified as follows:

          Section 2. The last sentence of subpart (a) is modified to read as follows: “Accordingly, Executive hereby agrees that Executive will not, without the written consent of GS Inc., during the Employment Period and for six months following the Notice Date....”

          Section 2. A new subpart (d) is added as follows:

          “(d) For purposes of this Agreement, “Notice Date” means the date on which either you or the Firm gives notice of the termination of your employment pursuant to Section 1 of this Agreement or, if the termination is for Cause or Extended Absence, the date on which such termination occurs.”

          Section 3. The first sentence of subpart (a) is modified to read as follows: “Executive hereby agrees that during the Employment Period and for six months following the Notice Date, Executive will not, in any manner, directly or indirectly....”

          Section 4. The text of Section 4 is replaced in its entirety with the following:

          “4.  Nonsolicitation and Non-Hire of Selected Goldman Sachs Personnel.

          (a) Executive hereby agrees that during the Employment Period and for a period of 18 months after the Notice Date, Executive will not, in any manner, (1) directly or indirectly Solicit any Selected Firm Personnel to resign from the Firm or to apply for or accept employment with any Competitive Enterprise, or (2) on behalf of Executive or any person or Competitive Enterprise other than the Firm, directly or indirectly hire or participate in the hiring of any Selected Firm Personnel or the identification of Selected Personnel for potential hiring, whether as an employee or consultant or otherwise.

          (b) “Selected Firm Personnel” means any Firm employee or consultant with whom you personally worked while employed by the Firm, any Firm employee or consultant who, in the year preceding your Date of Termination, worked in the same division in which you worked, and any Managing Director of the Firm.”

          Section 5. In the first clause of subpart (a), the phrase “During the Coverage Period” is replaced with “For a period of 90 days after your Notice Date.”

          Section 5. Subpart (b) is deleted.

          Section 6. The first clause is modified to read as follows: “Executive hereby agrees that prior to accepting employment with any other person or entity during the Employment Period and for 18 months following the Notice Date, Executive will provide . . . .”

          Section 7. Subpart (c) is amended by adding the following new sentence at the end of the subpart: “Executive also acknowledges that a violation of any of the Covenants would be detrimental to the Firm and hence would constitute “Cause” for purposes of any equity awards from the Firm that Executive may hold.”

     III.      General.

          (a) Except as expressly amended and supplemented hereby, the Noncompetition Agreement remains in full force and effect.

          (b) In the event of any conflict between the terms of this Amendment and the terms of the Noncompetition Agreement, the terms of this Amendment shall prevail.

EXECUTIVE	THE GOLDMAN SACHS GROUP, INC.
(on its behalf, and on behalf of its subsidiaries and affiliates)

By:

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